Exhibit 99.1
March 15, 2010
Dear Fellow Shareholders:
As you are keenly aware, the past three years have been especially challenging for many banking companies, including Alliance Bankshares. Financial institutions, large and small, have been confronted with unprecedented economic circumstances which threatened the health of the nation’s entire financial system. Alliance experienced losses associated with credit problems in the loan portfolio and higher-than-usual related expenses, and in dealing with the negative impact of lower interest rates on our net interest margin. Throughout this difficult period, we have aggressively addressed our problem loans, while at the same time diligently focusing on meeting our customers’ needs. Despite the losses incurred, the Bank has been and remains well capitalized. As 2009 came to a close, we were encouraged by the continuing reduction in nonperforming assets and the substantial improvement in our net interest margin. In addition, early evidence of economic recovery is emerging as new loan opportunities are being identified, evaluated, approved, and funded.
The Board of Directors is disappointed with the Company’s financial performance and is taking additional steps aimed at achieving improved results. In late December, we completed the sale of Alliance Insurance Agency. On January 28th, the Board appointed William E. Doyle, Jr. as Interim President and Chief Executive Officer. Bill brings to Alliance a solid banking background gained through over 30 years of experience in diverse leadership roles in both regional banks and community banks. A proven community bank CEO, he previously led the successful turnaround of Charlottesville-based Guaranty Financial Corporation. In his capacity with Alliance, Bill is currently leading the Board and Senior Leadership Team through an evaluation of our businesses and a comprehensive update of the Company’s Strategic Plan. Our goals are to substantially improve the Company’s profitability, while ensuring Alliance Bankshares is well positioned to deliver sustainable value in a recovering economy and beyond.
As an integral part of the update to our Strategic Plan, the Board will be evaluating the Company’s future capital requirements and leadership needs, the latter including an expansion of the Board of Directors. In 2009, Donald W. Fisher, Ph.D., President and Chief Executive Officer of American Medical Group Association (AMGA), joined our Board bringing a background rich in leadership experience and corporate governance. We have underway a process to identify and attract additional candidates characterized by their proven business success, a working knowledge of our local markets, and functional expertise and experience which will augment that which is already present on the Board.
As fellow shareholders, your Directors and Senior Leadership Team share your interest in Alliance Bankshares being profitable and successful, achieving its full potential as a community banking company serving local individuals and businesses. If you have questions, comments, and/or suggestions, please feel free to contact us to share your thoughts. In the coming months, you’ll be hearing more directly from us about our plans and expectations for your Company.
We appreciate your continued support and look forward with great enthusiasm to the future of Alliance Bankshares.
Sincerely,

William M. Drohan	William E. Doyle, Jr.
Chairman of the Board	Interim President & Chief Executive Officer
askBill@alliancebankva.com